NEWS RELEASE
Molson Coors Beverage Company Reports 2026 First Quarter Results ______________________________________________________________
Golden, Colorado and Montréal, Québec – April 30, 2026 – Molson Coors Beverage Company ("MCBC," "Molson Coors" or "the Company") (NYSE: TAP, TAP.A; TSX: TPX.A, TPX.B) today reported results for the 2026 first quarter.
2026 FIRST QUARTER FINANCIAL HIGHLIGHTS1
•Net sales increased 2.0% reported and 0.1% in constant currency.
•U.S. GAAP income before income taxes increased 24.6% to $194.7 million.
•Underlying (Non-GAAP) income before income taxes increased 16.2% in constant currency to $147.9 million.
•U.S. GAAP net income attributable to MCBC of $151.3 million, $0.80 earnings per share on a diluted basis. Underlying (Non-GAAP) diluted earnings per share of $0.62 increased 24.0%.
CEO AND CFO PERSPECTIVES

Rahul Goyal, President and Chief Executive Officer Statement:

"We delivered a solid start to the year while executing our strategy in a dynamic external environment with limited near-term visibility. Under Horizon 2030, we said we'd take decisive action to strengthen our business, and we did just that in the first quarter, announcing the acquisition of Monaco Cocktails, closing a key portfolio gap through a disciplined approach and expanding our share-repurchase program to reinforce confidence in our long-term value. As we head into summer, we recognize the external environment remains fluid and plan to approach the season's most important occasions with scale and impact across our global portfolio, while continuing to focus on returning Molson Coors to sustained growth."

Tracey Joubert, Chief Financial Officer Statement:

"Our first quarter financial results were largely in line with our expectations as we navigated through a challenging macroeconomic environment. Expected phasing considerations in marketing, general and administrative expenses as well as delivery on our cost savings initiatives positively impacted our results, outweighing commodity cost inflation and lower financial volumes. Based on these results, we are reaffirming our full year guidance metrics. We remain disciplined in capital deployment and are committed to driving shareholder value through investing in our business while continuing to return cash to shareholders through a growing dividend and share repurchases.”

1 See Appendix for definitions and reconciliations of non-GAAP financial measures including constant currency.

CONSOLIDATED PERFORMANCE - FIRST QUARTER 2026

	For the three months ended
($ in millions, except per share data) (Unaudited)	March 31, 2026	March 31, 2025	Reported % Change	Foreign Exchange Impact	Constant Currency Increase (Decrease)(1)
Net sales	$2,351.1	$2,304.1	2.0%	$45.2	0.1%
U.S. GAAP income (loss) before income taxes	$194.7	$156.3	24.6%	$(4.6)	27.5%
Underlying income (loss) before income taxes(1)	$147.9	$131.1	12.8%	$(4.5)	16.2%
U.S. GAAP net income (loss)(2)	$151.3	$121.0	25.0%
Per diluted share	$0.80	$0.59	35.6%
Underlying net income (loss)(1)	$117.5	$101.7	15.5%
Per diluted share	$0.62	$0.50	24.0%
Financial volume(3)	14.964	15.409	(2.9)%
Brand volume(3)	15.068	15.547	(3.1)%
(1)Represents income (loss) before income taxes and net income (loss) attributable to MCBC adjusted for non-GAAP items. See Appendix for definitions and reconciliations of non-GAAP financial measures including constant currency.
(2)Net income (loss) attributable to MCBC.
(3)See Worldwide and Segment Brand and Financial Volume in the Appendix for definitions of financial volume and brand volume as well as the reconciliation from financial volume to brand volume. Volume presented in millions of hectoliters.

QUARTERLY CONSOLIDATED HIGHLIGHTS (VERSUS FIRST QUARTER 2025 RESULTS)
•Net sales: The following table highlights the drivers of the change in net sales for the three months ended March 31, 2026, compared to March 31, 2025 (in percentages):

Net Sales Drivers (unaudited)
Financial volume	(2.9)%
Price and sales mix	3.0%
Currency	1.9%
Total consolidated net sales	2.0%

Net sales increased 2.0%, driven by favorable price and sales mix and favorable foreign currency impacts, partially offset by lower financial volume. Net sales increased 0.1% in constant currency.
Financial volume decreased 2.9%, due to lower shipments in both the Americas and EMEA&APAC segments. Brand volumes decreased 3.1%, including a 3.0% decrease in the Americas segment as well as a 3.4% decrease in the EMEA&APAC segment.
Price and sales mix favorably impacted net sales by 3.0%, primarily due to favorable sales mix as a result of premiumization in both the Americas and EMEA&APAC segments and increased net pricing in the Americas segment. Net sales per hectoliter increased 5.1% reported and 3.1% on a constant currency basis.

•Cost of goods sold ("COGS"): was flat on a reported basis, impacted by higher cost of goods sold per hectoliter offset by lower financial volume. COGS per hectoliter: increased 3.0% on a reported basis, primarily due to cost inflation related to material and manufacturing expenses, including an approximate $30 million unfavorable impact attributable to Midwest Premium pricing which is a surcharge added to the base price of aluminum, unfavorable foreign currency impacts, unfavorable mix driven by premiumization, as well as volume deleverage, partially offset by favorable changes in our unrealized mark-to-market commodity derivative positions of $70.5 million and cost savings initiatives. Underlying (Non-GAAP) COGS per hectoliter: increased 5.6% in constant currency primarily due to cost inflation related to material and manufacturing expenses, including an approximate $30 million unfavorable impact attributed to Midwest Premium pricing, unfavorable mix driven by premiumization as well as volume deleverage, partially offset cost savings initiatives.
•Marketing, general & administrative ("MG&A"): decreased 6.6% on a reported basis, primarily due to the cycling of approximately $30 million of integration and transition fees from the Fevertree USA, Inc. acquisition in the prior year, lower employee-related costs as a result of our restructuring plan impacting the Americas segment announced in October of 2025 (" Americas Restructuring Plan") and lower marketing expenses, partially offset by unfavorable foreign currency impacts and the costs incurred related to our global modernization enterprise resource planning ("ERP") system implementation project. Underlying (Non-GAAP) MG&A: decreased 9.1% in constant currency.
•U.S. GAAP income (loss) before income taxes: U.S. GAAP income before income taxes improved 24.6% on a reported basis primarily due to favorable changes in our unrealized mark-to-market commodity derivative positions of $70.5 million, lower MG&A, increased net pricing in the Americas segment and favorable mix as a result of premiumization in both the Americas and EMEA&APAC segments, partially offset by cost inflation related to material and manufacturing expenses including an approximate $30 million unfavorable impact attributable to Midwest Premium pricing, unfavorable changes in the fair value of our investment in Fevertree Drinks plc of $36.1 million, lower financial volume and costs incurred as a result of our restructuring efforts in the EMEA&APAC segment.
•Underlying (Non-GAAP) income (loss) before income taxes: Underlying (Non-GAAP) income before income taxes improved 16.2% in constant currency, primarily due to lower MG&A, increased net pricing in the Americas segment and favorable mix as a result of premiumization in both the Americas and EMEA&APAC segments, partially offset by cost inflation related to material and manufacturing expenses including an approximate $30 million unfavorable impact attributable to Midwest Premium pricing and lower financial volume.
•Effective Tax Rate and Underlying (Non-GAAP) Effective Tax Rate

(Unaudited)	For the three months ended
	March 31, 2026	March 31, 2025
U.S. GAAP effective tax rate and Underlying (Non-GAAP) effective tax rate	23%	21%
(1) See Appendix for definitions of non-GAAP financial measures.
Our U.S. GAAP effective tax rate and Underlying (Non-GAAP) effective tax rate increased for the three months ended March 31, 2026, compared to the prior year, primarily due to the recognition of a lower discrete tax benefit.
•Net income (loss) attributable to MCBC per diluted share: Net income attributable to MCBC per diluted share increased 35.6% primarily due to an increase in U.S. GAAP income before income taxes and a decrease in the weighted-average diluted shares outstanding driven by share repurchases.
•Underlying (Non-GAAP) net income (loss) attributable to MCBC per diluted share: Underlying net income attributable to MCBC per diluted share increased 24.0% primarily due to an increase in underlying income before income taxes as well as a decrease in the weighted-average diluted shares outstanding driven by share repurchases.

QUARTERLY SEGMENT HIGHLIGHTS (VERSUS FIRST QUARTER 2025 RESULTS)
Americas Segment Overview
The following table highlights the Americas segment results for the three months ended March 31, 2026 compared to March 31, 2025:

	For the three months ended
($ in millions) (Unaudited)	March 31, 2026	March 31, 2025	Reported % Change	FX Impact	Constant Currency % Change (2)
Net sales(1)	$1,900.5	$1,881.8	1.0%	$11.2	0.4%
Income (loss) before income taxes(1)	$207.4	$209.3	(0.9)%	$(1.6)	(0.1)%
Underlying income (loss) before income taxes (1)(2)	$230.8	$202.8	13.8%	$(1.4)	14.5%
The reported percent change and the constant currency percent change in the above table are presented as (unfavorable) favorable.
(1)    Includes gross inter-segment volumes, sales and purchases, which are eliminated in the consolidated totals.
(2)    Represents income (loss) before income taxes adjusted for non-GAAP items. See Appendix for definitions and reconciliations of non-GAAP financial measures including constant currency.

Americas Segment Highlights (Versus First Quarter 2025 Results)
•Net sales: The following table highlights the drivers of the change in net sales for the three months ended March 31, 2026 compared to March 31, 2025 (in percentages):

Net Sales Drivers (unaudited)
Financial volume	(2.7)%
Price and sales mix	3.1%
Currency	0.6%
Total Americas net sales	1.0%

Net sales increased 1.0%, driven by favorable price and sales mix and favorable foreign currency impacts, partially offset by lower financial volume. Net sales increased 0.4% in constant currency.
Financial volume decreased 2.7%, primarily due to lower U.S financial volume resulting from lower share performance in core and value brands, partly offset by the timing of shipments. Americas brand volume decreased 3.0%, including a 3.5% decrease in U.S. brand volumes driven by lower share performance in our core and value segments. Canada brand volume decreased 4.0% primarily driven by industry softness.
Price and sales mix favorably impacted net sales by 3.1%, primarily due to favorable sales mix as a result of positive brand mix as well as increased net pricing. Net sales per hectoliter increased 3.8% on a reported basis and 3.2% on a constant currency basis.
•U.S. GAAP income (loss) before income taxes: U.S. GAAP income before income taxes declined 0.9% on a reported basis, primarily due to cost inflation related to materials and manufacturing expenses including an approximate $30 million unfavorable impact attributable to Midwest Premium pricing, unfavorable changes in the fair value of our investment in Fevertree Drinks plc of $36.1 million and lower financial volume, partially offset by lower MG&A, increased net pricing and favorable mix. Lower MG&A was primarily driven by the cycling of approximately $30 million of integration and transition fees from the Fevertree USA, Inc. acquisition in the prior year, cost savings initiatives including lower employee-related costs as a result of our Americas Restructuring Plan and lower marketing expenses, partially offset by costs incurred related to our global modernization ERP system implementation project.

•Underlying (Non-GAAP) income (loss) before income taxes: Underlying income before income taxes improved 14.5% in constant currency, primarily due to lower MG&A, increased net pricing and favorable mix, partially offset by cost inflation related to materials and manufacturing expenses including an approximate $30 million unfavorable impact attributable to Midwest Premium pricing and lower financial volume. Lower MG&A was primarily driven by the cycling of approximately $30 million of integration and transition fees from the Fevertree USA, Inc. acquisition in the prior year, cost savings initiatives including lower employee-related costs as a result of our Americas Restructuring Plan and lower marketing expenses, partially offset by costs incurred related to our global modernization ERP system implementation project.
EMEA&APAC Segment Overview
The following table highlights the EMEA&APAC segment results for the three months ended March 31, 2026, compared to March 31, 2025.

	For the three months ended
($ in millions) (Unaudited)	March 31, 2026	March 31, 2025	Reported % Change	FX Impact	Constant Currency % Change (2)
Net sales(1)	$456.1	$427.3	6.7%	$34.0	(1.2)%
Income (loss) before income taxes(1)	$(51.7)	$(19.2)	(169.3)%	$(5.4)	(141.1)%
Underlying income (loss) before income taxes (1)(2)	$(32.7)	$(19.2)	(70.3)%	$(4.4)	(47.4)%
The reported percent change and the constant currency percent change in the above table are presented as (unfavorable) favorable.
(1)    Includes gross inter-segment volumes, sales and purchases, which are eliminated in the consolidated totals.
(2)    Represents income (loss) before income taxes adjusted for non-GAAP items. See Appendix for definitions and reconciliations of non-GAAP financial measures including constant currency.

EMEA&APAC Segment Highlights (Versus First Quarter 2025 Results)
•Net sales: The following table highlights the drivers of the change in net sales for the three months ended March 31, 2026, compared to March 31, 2025 (in percentages):

Net Sales Drivers (unaudited)
Financial volume	(3.5)%
Price and sales mix	2.3%
Currency	7.9%
Total EMEA&APAC net sales	6.7%

Net sales increased 6.7% driven by favorable foreign currency impacts and favorable price and sales mix, partially offset by lower financial volume. Net sales decreased 1.2% in constant currency.
Financial volume and brand volume decreased 3.5% and 3.4%, respectively, primarily due to lower volume in the U.K. driven by soft market demand and a heightened competitive landscape.
Price and sales mix favorably impacted net sales by 2.3%, primarily due to premiumization. Net sales per hectoliter increased 10.6% on a reported basis and 2.4% on a constant currency basis.
Foreign currency favorably impacted net sales by 7.9%, primarily due to the weakening of the U.S. Dollar ("USD") compared to the Great British Pound ("GBP"), Euro ("EUR") and Czech Koruna ("CZK").
•U.S. GAAP income (loss) before income taxes: U.S. GAAP loss before income taxes increased $32.5 million or 169.3% on a reported basis, primarily due to higher restructuring related charges, lower financial volume, unfavorable foreign currency impacts and cost inflation related to materials and manufacturing expenses.
•Underlying (Non-GAAP) income (loss) before income taxes: Underlying loss before income taxes increased $9.1 million or 47.4% in constant currency, primarily due to lower financial volume and cost inflation related to materials and manufacturing expenses.

CASH FLOW AND LIQUIDITY HIGHLIGHTS
•U.S. GAAP cash from operations: Net cash provided by operating activities of $2.5 million for the three months ended March 31, 2026, increased $93.2 million compared to cash used in operating activities of $90.7 million in the prior year. The increase was primarily due to favorable changes in working capital and higher net income adjusted for non-cash items. The favorable changes in working capital were primarily driven by lower payments for prior year annual incentive compensation and the cycling of a $60.6 million payment as final resolution of the Keystone litigation case, partially offset by the timing of cash receipts.
•Underlying (Non-GAAP) free cash flow: Cash used of $212.9 million for the three months ended March 31, 2026, represented a decrease of $51.7 million from the prior year, primarily due to an increase in cash flows from operating activities and lower cash flows for capital expenditures.
•Debt: Total debt as of March 31, 2026 was $6,271.9 million and cash and cash equivalents totaled $382.6 million, resulting in net debt of $5,889.3 million and a net debt to underlying EBITDA ratio of 2.51x. As of March 31, 2025, our net debt to underlying EBITDA ratio was 2.47x.
•Dividends: We paid cash dividends of $93.6 million and $99.2 million for the three months ended March 31, 2026 and March 31, 2025, respectively.
•Share Repurchase Program: We paid $168.5 million and $59.6 million, including brokerage commissions, for share repurchases for the three months ended March 31, 2026 and March 31, 2025, respectively.
2026 OUTLOOK
We continue to expect to achieve the following targets for full year 2026 despite the inherent uncertainties that exist with inflationary commodity cost pressures and uncertainty in the global macroeconomic environment.
•Net sales: flat, plus or minus 1% versus 2025 on a constant currency basis.
•Underlying income (loss) before income taxes: decline in the range of 15% to 18% versus 2025 on a constant currency basis.
•Underlying earnings per share: decline in the range of 11% to 15% versus 2025.
•Capital expenditures: $650 million incurred, plus or minus 5%.
•Underlying free cash flow: $1.1 billion, plus or minus 10%.
•Underlying depreciation and amortization: $720 million, plus or minus 5%.
•Consolidated net interest expense: $260 million, plus or minus 5%.
•Underlying effective tax rate: in the range of 22% to 24% for 2026.
The Company's outlook includes the following considerations:
•In the second quarter, U.S. financial volumes are expected to be between 6% and 9% lower than 2025, trailing anticipated brand volume trends. Financial volumes are expected to outpace brand volumes in the second half of the year.
•In COGS, the cost of Midwest Premium is expected to be inflationary in each quarter of the year, with the largest increase currently expected in the second quarter.
•MG&A expenses are expected to increase compared to 2025 during the second through fourth quarters, driven by higher incentive compensation expenses with the most significant increase expected in the second quarter.
SUBSEQUENT EVENTS
On April 1, 2026, we acquired Atomic Brands, Inc., the maker of Monaco Cocktails ("Monaco") for a purchase price of $275 million (subject to adjustment for net working capital). Monaco is a pioneering brand in the ready-to-drink ("RTD") cocktail segment known for combining bold flavors and quality with convenient ready-to-drink packaging. The acquisition is aligned with our strategy to expand beyond the beer aisle, especially into RTD cocktails.

NOTES
Unless otherwise indicated in this release, all $ amounts are in USD, and all comparative results are for the Company’s first quarter ended March 31, 2026, compared to the first quarter ended March 31, 2025. Some numbers may not sum due to rounding.
CONTACTS
Investor Relations
Greg Tierney, MCBCInvestorRelations@molsoncoors.com
News Media
Rachel Gellman Johnson, press@molsoncoors.com
2026 FIRST QUARTER INVESTOR CONFERENCE CALL
Molson Coors Beverage Company will conduct an earnings conference call with financial analysts and investors at 8:30 a.m. Eastern Time today to discuss the Company’s 2026 first quarter results. The live webcast will be accessible via our website, ir.molsoncoors.com. An online replay of the webcast is expected to be posted within two hours following the live webcast. The Company will post this release and related financial statements on its website today.
OVERVIEW OF MOLSON COORS BEVERAGE COMPANY
For more than two centuries, we have brewed beverages that unite people to celebrate all life’s moments. From our core power brands, Coors Light, Miller Lite, Coors Banquet, Molson Canadian, Carling and Ožujsko, to our above premium brands, including Madrí Excepcional, Staropramen, Blue Moon Belgian White and Leinenkugel’s Summer Shandy, to our value brands, like Miller High Life and Keystone Light, we produce many beloved and iconic beers. While our history is rooted in beer, we offer a modern portfolio that expands beyond the beer aisle as well, including flavored beverages like Vizzy Hard Seltzer and Monaco, spirits and non-alcoholic beverages. We also have partner brands, such as Simply Spiked, ZOA Energy, Fever-Tree, among others, through license, distribution, partnership and joint venture agreements. As a business, our ambition is to be the first choice for our people, our consumers and our customers, and our success depends on our ability to make our products available to meet a wide range of consumer segments and occasions.
To learn more about Molson Coors Beverage Company, visit molsoncoors.com.
ABOUT MOLSON COORS CANADA INC.
Molson Coors Canada Inc. ("MCCI") is a subsidiary of Molson Coors Beverage Company. MCCI Class A and Class B exchangeable shares offer substantially the same economic and voting rights as the respective classes of common shares of MCBC, as described in MCBC’s annual proxy statement and Form 10-K filings with the U.S. Securities and Exchange Commission. The trustee holder of the special Class A voting stock and the special Class B voting stock has the right to cast a number of votes equal to the number of then outstanding Class A exchangeable shares and Class B exchangeable shares, respectively.

FORWARD-LOOKING STATEMENTS
This press release includes “forward-looking statements” within the meaning of the U.S. federal securities laws. Generally, the words "expects," "intends," "goals," "plans," "believes," "confidence," "views," "continues," "may," "anticipate," "seek," "estimate," "outlook," "trends," "future benefits," "potential," "projects," "strategies," "implies" and variations of such words and similar expressions are intended to identify forward-looking statements. Statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances are forward-looking statements, and include, but are not limited to, statements under the headings "CEO and CFO Perspectives" and "2026 Outlook," with respect to, among others, expectations and impacts of macroeconomic forces, beverage industry trends, cost inflation and tariffs, commodity prices, consumer preferences and limited consumer disposable income, overall volume and market share trends, our competitive position, execution of our strategic priorities, anticipated results, pricing trends, cost reduction strategies, including the Americas Restructuring Plan announced in October of 2025 as well as other restructuring projects and the expected charges and benefits of the restructuring, shipment levels and profitability, the sufficiency of capital resources, expectations for funding future capital expenditures and operations, debt service capabilities, timing and amounts of debt and leverage levels, Preserving the Planet and related environmental initiatives, effective tax rate, and expectations regarding future dividends and share repurchases. In addition, statements that we make in this press release that are not statements of historical fact may also be forward-looking statements.
Although the Company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s historical experience, and present projections and expectations are disclosed in the Company’s filings with the Securities and Exchange Commission (“SEC”), including the risks discussed in our filings with the SEC, including our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
MARKET AND INDUSTRY DATA
The market and industry data used, if any, in this press release are based on independent industry publications, customer specific data, trade or business organizations, reports by market research firms and other published statistical information from third parties, including Circana (formerly Information Resources, Inc.) for U.S. market data and Beer Canada for Canadian market data (collectively, the “Third-Party Information”), as well as information based on management’s good faith estimates, which we derive from our review of internal information and independent sources. Such Third Party Information generally states that the information contained therein or provided by such sources has been obtained from sources believed to be reliable.

APPENDIX
STATEMENTS OF OPERATIONS - MOLSON COORS BEVERAGE COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Operations

(In millions, except per share data) (Unaudited)	For the three months ended
	March 31, 2026	March 31, 2025
Sales	$2,717.9	$2,690.2
Excise taxes	(366.8)	(386.1)
Net sales	2,351.1	2,304.1
Cost of goods sold	(1,453.9)	(1,453.2)
Gross profit	897.2	850.9
Marketing, general and administrative expenses	(610.0)	(653.2)
Other operating income (expense), net	(32.1)	(15.9)
Equity income (loss)	3.2	4.5
Operating income (loss)	258.3	186.3
Interest income (expense), net	(57.6)	(56.6)
Other pension and postretirement benefit (cost), net	4.9	3.8
Other non-operating income (expense), net	(10.9)	22.8
Income (loss) before income taxes	194.7	156.3
Income tax benefit (expense)	(44.6)	(33.2)
Net income (loss)	150.1	123.1
Net (income) loss attributable to noncontrolling interests	1.2	(2.1)
Net income (loss) attributable to MCBC	$151.3	$121.0

Basic net income (loss) attributable to MCBC per share	$0.80	$0.60
Diluted net income (loss) attributable to MCBC per share	$0.80	$0.59

Weighted-average shares - basic	188.9	203.0
Weighted-average shares - diluted	189.4	204.0

Dividends per share	$0.48	$0.47

BALANCE SHEETS - MOLSON COORS BEVERAGE COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

(In millions, except par value) (Unaudited)	As of
	March 31, 2026	December 31, 2025
Assets
Current assets
Cash and cash equivalents	$382.6	$896.5
Trade receivables, net	798.2	703.0
Other receivables, net	173.7	187.3
Inventories, net	812.8	715.9
Other current assets, net	576.5	432.8
Total current assets	2,743.8	2,935.5
Property, plant and equipment, net	4,700.4	4,768.7
Goodwill	1,943.5	1,944.7
Other intangibles, net	11,882.2	11,991.1
Other assets	1,098.0	1,098.4
Total assets	$22,367.9	$22,738.4
Liabilities and equity
Current liabilities
Accounts payable and other current liabilities	$2,700.6	$2,876.7
Current portion of long-term debt and short-term borrowings	2,423.4	2,434.1
Total current liabilities	5,124.0	5,310.8
Long-term debt	3,848.5	3,865.4
Pension and postretirement benefits	419.9	427.1
Deferred tax liabilities	2,309.4	2,284.7
Other liabilities	300.8	307.7
Total liabilities	12,002.6	12,195.7
Redeemable noncontrolling interest	114.1	115.6
Molson Coors Beverage Company stockholders' equity
Capital stock
Preferred stock, $0.01 par value (authorized: 25.0 shares; none issued)	—	—
Class A common stock, $0.01 par value (authorized: 500.0 shares; issued and outstanding: 2.6 shares and 2.6 shares, respectively)	—	—
Class B common stock, $0.01 par value (authorized: 500.0 shares; issued: 216.5 shares and 216.1 shares, respectively)	2.2	2.2
Class A exchangeable shares, no par value (issued and outstanding: 2.7 shares and 2.7 shares, respectively)	100.8	100.8
Class B exchangeable shares, no par value (issued and outstanding: 7.1 shares and 7.1 shares, respectively)	266.9	266.9
Paid-in capital	7,244.4	7,247.2
Retained earnings	5,784.3	5,723.7
Accumulated other comprehensive income (loss)	(1,138.1)	(1,071.6)
Class B common stock held in treasury at cost (41.1 shares and 37.7 shares, respectively)	(2,204.7)	(2,038.9)
Total Molson Coors Beverage Company stockholders' equity	10,055.8	10,230.3
Noncontrolling interests	195.4	196.8
Total equity	10,251.2	10,427.1
Total liabilities and equity	$22,367.9	$22,738.4

CASH FLOW STATEMENTS - MOLSON COORS BEVERAGE COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows

(In millions) (Unaudited)	For the years ended
	March 31, 2026	March 31, 2025
Cash flows from operating activities
Net income (loss) including noncontrolling interests	$150.1	$123.1
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	185.7	180.3
Amortization of cloud computing arrangements	3.8	3.2
Amortization of debt issuance costs and discounts	1.4	1.3
Share-based compensation	8.2	11.9
(Gain) loss on sale or impairment of property, plant, equipment and other assets, net	2.4	(8.2)
Unrealized (gain) loss on foreign currency fluctuations, fair value investments and derivative instruments, net	(78.0)	(45.8)
Equity (income) loss	(3.2)	(4.5)
Income tax (benefit) expense	44.6	33.2
Income tax (paid) received	(16.8)	(10.4)
Interest expense, excluding amortization of debt issuance costs and discounts	58.8	60.0
Interest paid	(73.4)	(74.2)
Other non-cash items, net	0.8	(2.6)
Change in current assets and liabilities (net of impact of business combinations) and other	(281.9)	(358.0)
Net cash provided by (used in) operating activities	2.5	(90.7)
Cash flows from investing activities
Additions to property, plant and equipment	(231.7)	(237.3)
Proceeds from sales of property, plant, equipment and other assets	1.1	2.3
Acquisition of business, net of cash acquired	—	(20.8)
Other	0.5	(85.5)
Net cash provided by (used in) investing activities	(230.1)	(341.3)
Cash flows from financing activities
Dividends paid	(93.6)	(99.2)
Payments for purchases of treasury stock	(168.5)	(59.6)
Payments on debt and borrowings	(26.7)	(3.1)
Other	6.6	30.7
Net cash provided by (used in) financing activities	(282.2)	(131.2)
Effect of foreign exchange rate changes on cash and cash equivalents	(4.1)	6.6
Net increase (decrease) in cash and cash equivalents	(513.9)	(556.6)
Balance at beginning of year	896.5	969.3
Balance at end of period	$382.6	$412.7

SUMMARIZED SEGMENT RESULTS ($ in millions and volume in millions of hectoliters) (Unaudited)

Americas	Q1 2026	Q1 2025	Reported % Change	FX Impact	Constant Currency % Change(3)
Net sales(1)	$1,900.5	$1,881.8	1.0	$11.2	0.4
COGS(1)(2)	$(1,207.2)	$(1,169.9)	(3.2)	$(7.4)	(2.6)
MG&A	$(463.7)	$(514.3)	9.8	$(3.8)	10.6
Income (loss) before income taxes	$207.4	$209.3	(0.9)	$(1.6)	(0.1)
Underlying income (loss) before income taxes(3)	$230.8	$202.8	13.8	$(1.4)	14.5
Financial volume(1)(4)	11.427	11.742	(2.7)
Brand volume	11.575	11.931	(3.0)
EMEA&APAC	Q1 2026	Q1 2025	Reported % Change	FX Impact	Constant Currency % Change(3)
Net sales(1)	$456.1	$427.3	6.7	$34.0	(1.2)
COGS(1)(2)	$(341.4)	$(307.0)	(11.2)	$(25.6)	(2.9)
MG&A	$(146.3)	$(138.9)	(5.3)	$(12.3)	3.5
Income (loss) before income taxes	$(51.7)	$(19.2)	(169.3)	$(5.4)	(141.1)
Underlying income (loss) before income taxes(3)	$(32.7)	$(19.2)	(70.3)	$(4.4)	(47.4)
Financial volume(1)(4)	3.540	3.669	(3.5)
Brand volume	3.493	3.616	(3.4)
Unallocated & Eliminations	Q1 2026	Q1 2025	Reported % Change	FX Impact	Constant Currency % Change(3)
Net sales	$(5.5)	$(5.0)	(10.0)	$—	(10.0)
COGS(2)	$94.7	$23.7	299.6	$1.1	294.9
Income (loss) before income taxes	$39.0	$(33.8)	N/M	$2.4	N/M
Underlying income (loss) before income taxes(3)	$(50.2)	$(52.5)	4.4	$1.3	1.9
Financial volume	(0.003)	(0.002)	N/M
Consolidated	Q1 2026	Q1 2025	Reported % Change	FX Impact	Constant Currency % Change(3)
Net sales	$2,351.1	$2,304.1	2.0	$45.2	0.1
COGS	$(1,453.9)	$(1,453.2)	—	$(31.9)	2.1
MG&A	$(610.0)	$(653.2)	6.6	$(16.1)	9.1
Income (loss) before income taxes	$194.7	$156.3	24.6	$(4.6)	27.5
Underlying income (loss) before income taxes(3)	$147.9	$131.1	12.8	$(4.5)	16.2
Financial volume(4)	14.964	15.409	(2.9)
Brand volume	15.068	15.547	(3.1)
N/M = Not meaningful
The reported percent change and the constant currency percent change in the above table are presented as (unfavorable) favorable.
(1)Includes gross inter-segment volumes, sales and purchases, which are eliminated in the consolidated totals.
(2)The unrealized changes in fair value on our commodity swaps, which are economic hedges, are recorded as COGS within Unallocated. As the exposure we are managing is realized, we reclassify the gain or loss to the segment in which the underlying exposure resides, allowing our segments to realize the economic effects of the derivative without the resulting unrealized mark-to-market volatility.
(3)Represents income (loss) before income taxes adjusted for non-GAAP items. See the Non-GAAP Measures and Reconciliations section for definitions and reconciliations of non-GAAP financial measures including constant currency.

(4)Financial volume in hectoliters for the Americas and EMEA&APAC segments excludes royalty volume of 0.722 million hectoliters and 0.223 million hectoliters for the three months ended March 31, 2026, respectively, and excludes royalty volume of 0.673 million hectoliters and 0.220 million hectoliters for three months ended March 31, 2025, respectively.
WORLDWIDE AND SEGMENT BRAND AND FINANCIAL VOLUME

(In millions of hectoliters) (Unaudited)	For the three months ended
Americas	March 31, 2026	March 31, 2025	Change
Financial Volume	11.427	11.742	(2.7)%
Contract brewing and wholesale/factored volume	(0.361)	(0.385)	6.2%
Royalty volume	0.722	0.673	7.3%
Sales-To-Wholesaler to Sales-To-Retail adjustment and other(1)	(0.213)	(0.099)	115.2%
Total Americas Brand Volume	11.575	11.931	(3.0)%

EMEA&APAC	March 31, 2026	March 31, 2025	Change
Financial Volume	3.540	3.669	(3.5)%
Contract brewing and wholesale/factored volume	(0.270)	(0.273)	1.1%
Royalty volume	0.223	0.220	1.4%
Total EMEA&APAC Brand Volume	3.493	3.616	(3.4)%

Consolidated	March 31, 2026	March 31, 2025	Change
Financial Volume	14.964	15.409	(2.9)%
Contract brewing and wholesale/factored volume	(0.631)	(0.658)	4.1%
Royalty volume	0.945	0.893	5.8%
Sales-To-Wholesaler to Sales-To-Retail adjustment and other	(0.210)	(0.097)	116.5%
Total Worldwide Brand Volume	15.068	15.547	(3.1)%

The reported percent change in the above table are presented as (unfavorable) favorable to total brand volume.
(1)    Includes gross inter-segment volumes which are eliminated in the consolidated totals.

Worldwide brand volume (or "brand volume" when discussed by segment) reflects owned or actively managed brands sold to unrelated external customers within our geographic markets (net of returns and allowances), royalty volume and our proportionate share of equity investment worldwide brand volume calculated consistently with MCBC owned volume. Financial volume represents owned or actively managed brands sold to unrelated external customers within our geographic markets, net of returns and allowances as well as contract brewing, wholesale non-owned brand volume and company-owned distribution volume. Contract brewing and wholesale/factored volume is included within financial volume, but is removed from worldwide brand volume, as this is non-owned volume for which we do not directly control performance. Factored volume in our EMEA&APAC segment represents the distribution of beer, wine, spirits and other products owned and produced by other companies to the on-premise channel such as bars and restaurants, which is a common arrangement in the U.K. Royalty volume consists of our brands produced and sold by third parties under various license and contract brewing agreements and, because this is owned volume, it is included in worldwide brand volume. Our worldwide brand volume definition also includes an adjustment from Sales-to-Wholesaler ("STW") volume to Sales-to-Retailer ("STR") volume. We believe the brand volume metric is important because, unlike financial volume and STWs, it provides the closest indication of the performance of our brands in relation to market and competitor sales trends.
We also utilize net sales per hectoliter and COGS per hectoliter, as well as the year over year changes in this metric, as a key metric for analyzing our results. These metrics are calculated as net sales and COGS per our consolidated statements of operations divided by financial volume for the respective period. We believe these metrics are important and useful for investors and management because it provides an indication of the trends of price and sales mix on our net sales and the trends of mix and other cost impacts on our COGS.

NON-GAAP MEASURES AND RECONCILIATIONS
Use of Non-GAAP Measures
In addition to financial measures presented on the basis of accounting principles generally accepted in the U.S. (“U.S. GAAP”), we also use non-GAAP financial measures, as listed and defined below, for operational and financial decision making and to assess Company and segment business performance. These non-GAAP measures should be viewed as supplements to (not substitutes for) our results of operations presented under U.S. GAAP. We have provided reconciliations of all historical non-GAAP measures to their nearest U.S. GAAP measure and have consistently applied the adjustments within our reconciliations in arriving at each non-GAAP measure.
Our management uses these metrics to assist in comparing performance from period to period on a consistent basis; as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; in communications with the Board of Directors, stockholders, analysts and investors concerning our financial performance; as useful comparisons to the performance of our competitors; and as metrics of certain management incentive compensation calculations. We believe these measures are used by, and are useful to, investors and other users of our financial statements in evaluating our operating performance.
•Underlying Income (Loss) before Income Taxes (Closest GAAP Metric: Income (Loss) Before Income Taxes) –Measure of the Company’s or segment's income (loss) before income taxes excluding the impact of certain non-GAAP adjustment items from our U.S. GAAP financial statements. Non-GAAP adjustment items include goodwill and other intangible and tangible asset impairments, certain restructuring and integration related costs, unrealized mark-to-market gains and losses, adjustments to the redemption value of mandatorily redeemable noncontrolling interests, potential or incurred losses related to certain litigation accruals and settlements, impacts of settlement charges related to annuity purchases and gains and losses on sales of non-operating assets, among other items included in our U.S. GAAP results that warrant adjustment to arrive at non-GAAP results (collectively, "Non-GAAP adjustment items"). We consider these items to be necessary adjustments for purposes of evaluating our ongoing business performance and are often considered non-recurring. Such adjustments are subjective, involve significant management judgment and can vary substantially from company to company.
•Underlying COGS (Closest GAAP Metric: COGS) – Measure of the Company’s COGS adjusted to exclude non-GAAP adjustment items (as defined above). Non-GAAP adjustment items include, among other items, unrealized mark-to-market gains and losses on our commodity derivative instruments, which are economic hedges, and are recorded through COGS within Unallocated. As the exposure we are managing is realized, we reclassify the gain or loss to the segment in which the underlying exposure resides, allowing our segments to realize the economic effects of the derivatives without the resulting unrealized mark-to-market volatility.
We also use underlying COGS per hectoliter, as well as the year over year change in such metric, as a key metric for analyzing our results. This metric is calculated as underlying COGS divided by financial volume for the respective period.
•Underlying MG&A (Closest GAAP Metric: MG&A) – Measure of the Company’s MG&A expense excluding the impact of certain non-GAAP adjustment items (as defined above).
•Underlying net income (loss) attributable to MCBC (Closest GAAP Metric: Net income (loss) attributable to MCBC) – Measure of net income (loss) attributable to MCBC excluding the impact of income (loss) before income tax non-GAAP adjustment items (as defined above), adjustments to the carrying value of redeemable noncontrolling interests resulting from subsequent changes in the redemption value of such interests, the related tax effects of non-GAAP adjustment items and certain other discrete tax items.
•Underlying net income (loss) attributable to MCBC per diluted share (also referred to as Underlying Diluted Earnings per Share) (Closest GAAP Metric: Net income (loss) attributable to MCBC per diluted share) – Measure of underlying net income (loss) attributable to MCBC (as defined above) per diluted share. If applicable, a reported net loss attributable to MCBC per diluted share is calculated using the basic share count due to dilutive shares being antidilutive. If underlying net income (loss) attributable to MCBC becomes income excluding the impact of our non-GAAP adjustment items, we include the incremental dilutive shares, using the treasury stock method, into the dilutive shares outstanding.

•Underlying effective tax rate (Closest GAAP Metric: Effective Tax Rate) – Measure of the Company’s effective tax rate excluding the related tax impact of pre-tax non-GAAP adjustment items (as defined above) and certain other discrete tax items. Discrete tax items include certain significant tax audit and prior year reserve adjustments, impact of significant tax legislation and tax rate changes and significant non-recurring and period specific tax items.
•Underlying free cash flow (Closest GAAP Metric: Net Cash Provided by (Used in) Operating Activities) – Measure of the Company’s operating cash flow calculated as Net Cash Provided by (Used In) Operating Activities less Additions to property, plant and equipment and excluding the pre-tax cash flow impact of certain non-GAAP adjustment items (as defined above). We consider underlying free cash flow an important measure of our ability to generate cash, grow our business and enhance shareholder value, driven by core operations and after adjusting for non-GAAP adjustment items, which can vary substantially from company to company depending upon accounting methods, book value of assets and capital structure.
•Underlying depreciation and amortization (Closest GAAP Metric: Depreciation & Amortization) – Measure of the Company’s depreciation and amortization excluding the impact of non-GAAP adjustment items (as defined above). These adjustments primarily consist of accelerated depreciation or amortization taken related to the Company’s strategic exit or restructuring activities.
•Net debt and net debt to underlying earnings before interest, taxes, depreciation, and amortization ("underlying EBITDA") (Closest GAAP Metrics: Cash, Debt, & Net Income (Loss)) – Measure of the Company’s leverage calculated as net debt (defined as current portion of long-term debt and short-term borrowings plus long-term debt less cash and cash equivalents) divided by the trailing twelve month underlying EBITDA. Underlying EBITDA is calculated as Net income (loss) excluding Interest expense (income), net, Income tax expense (benefit), depreciation and amortization and the impact of non-GAAP adjustment items (as defined above). Effective January 1, 2025, on a prospective basis, Underlying EBITDA excludes amortization of cloud-based software implementation costs. This measure is not the same as the Company’s maximum leverage ratio as defined under its revolving credit facility, which allows for other adjustments in the calculation of net debt to EBITDA.
•Constant currency - Constant currency is a non-GAAP measure utilized to measure performance, excluding the impact of translational and certain transactional foreign currency movements, and is intended to be indicative of results in local currency. As we operate in various foreign countries where the local currency may strengthen or weaken significantly versus the U.S. dollar or other currencies used in operations, we utilize a constant currency measure as an additional metric to evaluate the underlying performance of each business without consideration of foreign currency movements. We present all percentage changes for net sales, underlying COGS, underlying MG&A and underlying income (loss) before income taxes in constant currency and calculate the impact of foreign exchange by translating our current period local currency results (that also include the impact of the comparable prior period currency hedging activities) at the average exchange rates during the respective period throughout the year used to translate the financial statements in the comparable prior year period. The result is the current period results in U.S. dollars, as if foreign exchange rates had not changed from the prior year period. Additionally, we exclude any transactional foreign currency impacts, reported within the other non-operating income (expense), net line item, from our current period results.
Our guidance or long-term targets for any of the measures noted above are also non-GAAP financial measures that exclude or otherwise have been adjusted for non-GAAP adjustment items from our U.S. GAAP financial statements. When we provide guidance or long-term targets for any of the various non-GAAP metrics described above, we do not provide reconciliations of the U.S. GAAP measures as we are unable to predict with a reasonable degree of certainty the actual impact of the non-GAAP adjustment items. By their very nature, non-GAAP adjustment items are difficult to anticipate with precision because they are generally associated with unexpected and unplanned events that impact our Company and its financial results. Therefore, we are unable to provide a reconciliation of these measures without unreasonable efforts.

RECONCILIATION TO NEAREST U.S. GAAP MEASURES
Reconciliation by Line Item

(In millions, except per share data) (Unaudited)	For the three months ended March 31, 2026
	Cost of goods sold	Marketing, general and administrative expenses	Income (loss) before income taxes	Net income (loss) attributable to MCBC	Diluted earnings per share
Reported (U.S. GAAP)	$(1,453.9)	$(610.0)	$194.7	$151.3	$0.80
Non-GAAP adjustments (pre-tax)
Restructuring(1)	—	—	31.1	31.1	0.16
(Gains) and losses on disposals and other operating expenses (income)	—	—	1.0	1.0	0.01
Unrealized mark-to-market (gains) losses	(89.2)	—	(89.2)	(89.2)	(0.47)
Other items(2)	—	—	10.3	10.3	0.05
Tax effect of non-GAAP adjustments and other discrete tax items	—	—	—	11.2	0.06
Redeemable noncontrolling interest adjustments	—	—	—	1.8	0.01
Underlying (Non-GAAP)	$(1,543.1)	$(610.0)	$147.9	$117.5	0.62

(1)During the fourth quarter of 2025, we announced the Americas Restructuring Plan designed to create a leaner, more agile Americas segment while advancing our ability to reinvest in the business and position us for future growth. The plan resulted in $4.4 million of employee-related charges recorded during the three months ended March 31, 2026. The cumulative restructuring charges recorded through March 31, 2026 related to the Americas Restructuring Plan were $33.1 million. These actions are substantially complete and any remaining future charges are expected to be immaterial.
During the three months ended March 31, 2026, we committed to various restructuring actions in the EMEA&APAC segment, including the closure of a small brewery in the U.K. by the end of 2026, alongside other operational changes designed to unlock efficiencies as well as modernize and simplify the segment to fund growth. During the three months ended March 31, 2026, we recorded employee-related charges and accelerated depreciation in excess of normal depreciation charges of $17.5 million related to these actions. We anticipate additional charges related to these committed actions to be approximately $10 million to $15 million, with the majority of these charges to be recorded during the remainder of 2026.
During the three months ended March 31, 2026, we also committed to various cost savings actions designed to optimize our supply chain within the Americas segment which resulted in restructuring charges including accelerated depreciation in excess of normal depreciation charges of $6.5 million. We anticipate additional charges related to these committed actions to be approximately $15 million to $20 million, with the majority of these charges to be recorded in 2026 and 2027.
(2)During the first quarter of 2025, our Americas segment made an investment in Fevertree Drinks plc and hold a minority interest. During the three months ended March 31, 2026, we recorded an unrealized loss of $10.4 million resulting from the change in the fair value of the investment.

(In millions, except per share data) (Unaudited)	For the three months ended March 31, 2025
	Cost of goods sold	Marketing, general and administrative expenses	Income (loss) before income taxes	Net income (loss) attributable to MCBC	Diluted earnings per share
Reported (U.S. GAAP)	$(1,453.2)	$(653.2)	$156.3	$121.0	$0.59
Non-GAAP adjustments (pre-tax)
Restructuring(1)	—	—	19.4	19.4	0.10
Unrealized mark-to-market (gains) losses	(18.7)	—	(18.7)	(18.7)	(0.09)
Other items(2)	—	(0.1)	(25.9)	(25.9)	(0.13)
Tax effect of non-GAAP adjustments and other discrete tax items	—	—	—	5.9	0.03
Underlying (Non-GAAP)	$(1,471.9)	$(653.3)	$131.1	$101.7	$0.50

(1)During the third quarter of 2024, we made the decision to wind down or sell certain U.S. craft businesses and related facilities within the Americas segment. As a result, we recorded employee-related and asset abandonment charges, including accelerated depreciation in excess of normal depreciation of $17.9 million for the three months ended March 31, 2025.
(2)During the first quarter of 2025, our Americas segment made an investment in Fevertree Drinks plc and we hold a minority interest. As a result, we recorded an unrealized gain of $25.7 million resulting from the change in the fair value of the investment during the three months ended March 31, 2025.

Reconciliation to Underlying (Non-GAAP) Income (Loss) Before Income Taxes by Segment

(In millions) (Unaudited)	For the three months ended March 31, 2026
	Americas	EMEA&APAC	Unallocated	Consolidated
U.S. GAAP Income (loss) before income taxes	$207.4	$(51.7)	$39.0	$194.7
Cost of goods sold(1)	—	—	(89.2)	(89.2)
Marketing, general & administrative	—	—	—	—
Other non-GAAP adjustment items(2)	23.4	19.0	—	42.4
Total non-GAAP adjustment items	$23.4	$19.0	$(89.2)	$(46.8)
Underlying (Non-GAAP) income (loss) before income taxes	$230.8	$(32.7)	$(50.2)	$147.9

(In millions) (Unaudited)	For the three months ended March 31, 2025
	Americas	EMEA&APAC	Unallocated	Consolidated
U.S. GAAP Income (loss) before income taxes	$209.3	$(19.2)	$(33.8)	$156.3
Cost of goods sold(1)	—	—	(18.7)	(18.7)
Marketing, general & administrative	(0.1)	—	—	(0.1)
Other non-GAAP adjustment items(2)	(6.4)	—	—	(6.4)
Total non-GAAP adjustment items	$(6.5)	$—	$(18.7)	$(25.2)
Underlying (Non-GAAP) income (loss) before income taxes	$202.8	$(19.2)	$(52.5)	$131.1

(1)Reflects changes in our mark-to-market positions on our derivative hedges recorded as COGS within Unallocated. As the exposure we are managing is realized, we reclassify the gain or loss to the segment in which the underlying exposure resides, allowing our segments to realize the economic effects of the derivative without the resulting unrealized mark-to-market volatility.
(2)See the Reconciliations by Line Item table for further information on our non-GAAP adjustments.

Underlying (Non-GAAP) Depreciation and Amortization Reconciliation

(In millions) (Unaudited)	For the three months ended
	March 31, 2026	March 31, 2025
U.S. GAAP depreciation and amortization	$(185.7)	$(180.3)
Accelerated depreciation(1)	9.0	17.9
Underlying (Non-GAAP) depreciation and amortization	$(176.7)	$(162.4)

(1)The accelerated depreciation in excess of normal depreciation of $9.0 million recorded for the three months ended March 31, 2026 was primarily due to various cost savings actions designed to optimize our supply chain within our Americas segment as well as various restructuring actions committed to in our EMEA&APAC segment. The accelerated depreciation in excess of normal depreciation of $17.9 million recorded for the three months ended March 31, 2025 was primarily a result of a third quarter of 2024 decision to wind down or sell certain of our U.S. craft businesses and related facilities within the Americas segment.

Underlying (Non-GAAP) Free Cash Flow

(In millions) (Unaudited)	For the three months ended
	March 31, 2026	March 31, 2025
U.S. GAAP Net Cash Provided by (Used In) Operating Activities	$2.5	$(90.7)
Additions to property, plant and equipment, net(1)	(231.7)	(237.3)
Cash impact of non-GAAP adjustment items(2)	16.3	63.4
Underlying (Non-GAAP) Free Cash Flow	(212.9)	$(264.6)

(1)Included in net cash provided by (used in) investing activities.
(2)Includes payments made for restructuring activities for the three months ended March 31, 2026 and March 31, 2025 as well as a $60.6 million payment as final resolution of the Keystone litigation case during the three months ended March 31, 2025.
Net Debt (Non-GAAP) and Net Debt (Non-GAAP) to Underlying (Non-GAAP) EBITDA Ratio

(In millions except net debt (Non-GAAP) to underlying (Non-GAAP) EBITDA ratio) (Unaudited)	As of
	March 31, 2026	March 31, 2025
U.S. GAAP Current portion of long-term debt and short-term borrowings	$2,423.4	$83.2
Add: Long-term debt	3,848.5	6,154.6
Less: Cash and cash equivalents	382.6	412.7
Net debt (Non-GAAP)	5,889.3	5,825.1
Q1 Underlying EBITDA	386.0	353.3
Q4 Underlying EBITDA	532.7	558.5
Q3 Underlying EBITDA	665.4	692.3
Q2 Underlying EBITDA	763.9	750.1
Underlying (Non-GAAP) EBITDA(1)	$2,348.0	$2,354.2
Net debt (Non-GAAP) to underlying (Non-GAAP) EBITDA ratio	2.51	2.47

(1)Represents underlying EBITDA on a trailing twelve month basis.
Underlying (Non-GAAP) EBITDA Reconciliation

($ in millions) (Unaudited)	For the three months ended
	March 31, 2026	March 31, 2025
U.S. GAAP Net income (loss)	$150.1	$123.1
Interest expense (income), net	57.6	56.6
Income tax expense (benefit)	44.6	33.2
Depreciation and amortization	185.7	180.3
Amortization of cloud computing arrangements	3.8	3.2
Non-GAAP adjustments to arrive at underlying (non-GAAP) EBITDA(1)	(55.8)	(43.1)
Underlying (Non-GAAP) EBITDA	$386.0	$353.3

(1)Includes pre-tax non-GAAP adjustments to Net income (loss) as described in other non-GAAP reconciliation tables above excluding non-GAAP adjustments to interest expense (income), net, and depreciation and amortization. See the (i) Reconciliations to Nearest U.S. GAAP Measures by Line Item and (ii) Underlying Depreciation and Amortization Reconciliation tables for further information on our non-GAAP adjustments.